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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SEAGATE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                  Following is a script that will be updated and recorded every business day until the closing of the transaction described below.

                   TEXT FOR TOLL FREE NO. RECORDED MESSAGE

                  Thank you for calling the Seagate/VERITAS toll free number. This number has been established in connection with the proposed sale by Seagate Technology of its operating assets to Suez Acquisition Company (Cayman)
Limited and the related merger between Seagate and VERITAS Software Corporation. At any time during this message, you may return to the beginning by pressing the nine button on your touch-tone telephone.

                  The information in this recorded message is not intended to replace, summarize or substitute for the information contained in the joint proxy statement/prospectus mailed to Seagate stockholders and to VERITAS stockholders in connection with the upcoming special meetings of Seagate and VERITAS stockholders. In order to understand the proposed transactions, Seagate stockholders and VERITAS stockholders should read carefully the joint proxy statement/prospectus. Also, please note that the share numbers and cash amounts in this recorded message are merely estimates of the share numbers and cash amounts that would be issued and paid in connection with the merger if the merger were to be completed on [INSERT NEXT BUSINESS DATE], 2000. The exact merger consideration cannot be determined until shortly after the merger is completed. Therefore, the estimated share numbers and cash amounts in this recorded message will likely differ from the actual share numbers and cash amounts to be paid in connection with the merger. In addition, please note that the share numbers and cash amounts in this recorded message [assumes] [reflect the fact] that VERITAS has [not made any] [made a $[ ]] cash election in connection with the merger.

                  Subject to these limitations, we note that, if the merger were completed on [INSERT NEXT BUSINESS DATE], 2000, each outstanding share of Seagate common stock would be exchanged for shares of VERITAS common stock and cash with a combined value of approximately $[ ] per share, based upon VERITAS' closing price of $[ ] per share on [INSERT DATE OF MOST RECENT CLOSING PRICE], 2000, and without taking into account the estimated fair market value of the tax refund amount or the value of potential litigation settlement payments. The merger consideration would be based on the following:

         First, a total of approximately [   ] shares of Seagate common stock
         would be considered outstanding, calculated on a fully diluted basis;

         Second, the aggregate amount of cash that would be paid in exchange for all outstanding shares of Seagate common stock would be approximately
         $[   ], or approximately $[   ] for each outstanding share of Seagate
         common stock; and

         Third, the total number of shares of VERITAS common stock that would be
         issued in connection with the merger would be [   ], or approximately
         [   ] shares of VERITAS common stock for each outstanding share of
         Seagate common stock.

                  Also, an additional $50 million, or $[   ] for each
outstanding share of Seagate common stock, will be paid to Seagate stockholders only if court approval of the settlement of class action litigation pending in Delaware is obtained and the underlying complaints in this litigation and in related lawsuits pending in California are dismissed with prejudice.

                  Seagate stockholders and VERITAS stockholders are encouraged to call this toll free number again tomorrow and each day up to the date of the special meetings in order to hear updated estimates. Thank you for calling.